Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis—March 2008

Series Deal Size Expected Maturity		1998-6 $964MM 8/18/2008
Yield		16.47%
Less:	Coupon	3.26%
	Servicing Fee	1.50%
	Net Credit Losses	4.66%
Excess Spread:
	March-08	7.05%
	February-08	7.49%
	January-08	6.66%
Three Month Average Excess Spread		7.07%
Delinquency:
	30 to 59 Days	0.94%
	60 to 89 Days	0.68%
	90+ Days	1.62%
	Total	3.24%
Principal Payment Rate		18.71%